SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-3 1909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Aspen Insurance U.S. Services, Inc. Identification No.)

141 Front Street Hamilton HM 19 Bermuda

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (441) 295-8201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2013, Aspen Insurance Holdings Limited (the “Company”) and seven of its wholly-owned (directly or indirectly) subsidiaries (collectively, the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with various lenders and Barclays Bank plc, as administrative agent, which amends and restates the Credit Agreement dated as of July 30, 2010 among the Company, certain subsidiaries thereof, various lenders and Barclays Bank plc, as administrative agent. The facility will be used by the Borrowers to finance the working capital needs of the Company and its subsidiaries, for letters of credit in connection with the insurance and reinsurance businesses of the Company and its subsidiaries and for other general corporate purposes. Initial availability under the facility is $200,000,000, and the Company has the option (subject to obtaining commitments from acceptable lenders) to increase the facility by up to $100,000,000. The facility will expire on June 12, 2017.

On the closing date for the facility, no borrowings were outstanding under the Credit Agreement. The fees and interest rates on the loans and the fees on the letters of credit payable by the Borrowers under the Credit Agreement are based upon the credit ratings for the Company’s long-term unsecured senior debt by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. In addition, the fees for a letter of credit vary based upon whether the applicable Borrower has provided collateral (in the form of cash or qualifying debt securities) to secure its reimbursement obligations with respect to such letter of credit.

Under the Credit Agreement, the Company must not permit (a) consolidated tangible net worth to be less than approximately $2,428,600,000 plus 50% of consolidated net income and 50% of aggregate net cash proceeds from the issuance by the Company of its capital stock, in each case after January 1, 2013, (b) the ratio of its total consolidated debt to the sum of such debt plus its consolidated tangible net worth to exceed 35% or (c) any material insurance subsidiary to have a financial strength rating of less than B++ from A.M. Best. The Credit Agreement contains other customary affirmative and negative covenants, including (subject to various exceptions) restrictions on the ability of the Company and its subsidiaries to incur indebtedness, create or permit liens on their assets, engage in mergers or consolidations, dispose of assets, pay dividends or other distributions, purchase or redeem the Company’s equity securities, make investments and enter into transactions with affiliates. In addition, the Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement. A copy of the Credit Agreement is filed herewith as Exhibit 10.1.

Section 2— Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Section 9– Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibit is filed as part of this report:

10.1	Credit Agreement dated as of June 12, 2013 among Aspen Insurance Holdings Limited, various subsidiaries thereof, various lenders and Barclays Bank plc, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: June 13, 2013	By:	/s/ John Worth
Name: John Worth
Title: Chief Financial Officer

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